Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

                    This Amendment (“Amendment”) to Employment Agreement by and among David L. Rogers (“Executive”),  Sovran Self Storage Inc. (the “Corporation”) and Sovran Acquisition Limited Partnership (“SALP”) as amended and restated effective January 1, 2009 (“Agreement”).  The Corporation and SALP, are collectively referred to herein as the “Company”.

                    WHEREAS, the Executive is a valuable employee of the Company, an integral part of its management team and a key participant in the decision-making process for material corporate actions and in short-term and long-term strategic planning for the Company; and

                    WHEREAS, the Corporation’s Board of Directors desires to implement an orderly and efficient succession plan for senior management of the Company and in connection therewith the Company and Robert J. Attea and Kenneth F. Myszka are each entering an amendments to their respective employments agreements on the date hereof; and

                    WHEREAS, among other matters, the amendments to the employment agreements with Robert J. Attea and Kenneth F. Myszka provide that the section regarding  gross-up payments in the connection with certain severance payments is deleted in its entirety; and

                    WHEREAS, in connection with the foregoing and to assist in facilitating the succession plan, the Executive and the Company have agreed to enter into this Amendment.

                    NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree that Section 5(e) (“Gross-up Payments”) of the Agreement is deleted in its entirety.

Dated: January 19, 2015
SOVRAN SELF STORAGE, INC. By: /s/Kenneth F. Myszka Kenneth F. Myszka, President
SOVRAN ACQUISITION LIMITED PARTNERSHIP By: Sovran Holdings, Inc., its General Partner By: /s/Kenneth F. Myszka Kenneth F. Myszka, President
/s/ David L. Rogers David L. Rogers